Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207207 on Form S-8 and Registration Statement No. 333-214368 on Form S-3 of our reports dated February 27, 2018, relating to the financial statements and the financial statement schedules of PJT Partners Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2018